Exhibit 99.1

Contacts
Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 404.460.8578
Fax: +1 510.777.7001	E: aurora.arlet@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Compliant with NASDAQ Listing Requirements

Oakland, CA - August 6, 2013 - Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in FTTx network access solutions, announced today that the Company received formal notice from The NASDAQ Stock Market LLC on August 6, 2013, advising that the Company has regained compliance with NASDAQ's minimum bid price requirement, as set forth in NASDAQ Listing Rule 5550(a)(2), and otherwise satisfies all requirements for continued listing on The NASDAQ Capital Market. Shares of Zhone's common stock closed Monday at $3.01 per share. Accordingly, the matter has been closed.

About Zhone Technologies
Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world's most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to financial estimates; projections of revenue, margins, expenses or other financial items. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company's products; intense competition in the communications equipment market; the Company's ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's annual report on Form 10-K for the year ended December 31, 2012 and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.